Exhibit 4.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED ROYALTY TRUST INDENTURE

OF

HUGOTON ROYALTY TRUST

This Amendment No. 1 to Amended and Restated Royalty Trust Indenture (this “Amendment”) of Hugoton Royalty Trust (the “Trust”), is made and entered into effective as of April 4, 2023, by the undersigned Trustee of the Trust (the “Trustee”), after receiving court approval of the Amendment.

W I T N E S S E T H :

WHEREAS, on April 4, 2023, the District Court of Tarrant County, Texas, 236th Judicial District (the “Court”) approved an order modifying that certain Amended and Restated Royalty Trust Indenture of the Trust dated as of March 24, 1999 (the “Indenture”) with respect to the requirements to serve as successor trustee;

NOW, THEREFORE, the Trustee desires to amend the Trust Agreement to reflect the amendment ordered by the Court, which amends and restates the third sentence of Article VI, Section 6.08 as follows:

“Any such successor Trustee shall be a bank or trust company having a capital, surplus and undivided profits (as of the end of its last fiscal year prior to its appointment) of at least $15,000,000.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Trustee has executed this Amendment as of the day and year first above written.

TRUSTEE:

SIMMONS BANK

By: /s/TOD MILLER
Name: Tod Miller
Title: Regional President Trust Division

Signature Page to

Amendment No. 1 to

Amended and Restated Royalty Trust Indenture